Exhibit 99.1

Rosetta Stone Inc. Elevates Stephen M. Swad to President and Chief Executive Officer

ARLINGTON, VA — February 23, 2012 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced that its Board of Directors has named Stephen M. Swad as President and Chief Executive Officer, effective immediately.

“Steve has become a key operating executive at the company and established a close working relationship with the Board and the Rosetta Stone team, with positive involvement in major initiatives and strategic decision-making since he joined Rosetta Stone in November 2010,” said Rosetta Stone Inc. Chairman of the Board, Laurence Franklin.  “Steve has been instrumental in establishing the infrastructure, management and processes to position Rosetta Stone to execute on the company’s worldwide growth objectives.  Steve has also been active in corporate strategy over the past year and has instituted a robust discipline and rigor surrounding the company’s decision-making.”

In selecting Mr. Swad as CEO, Mr. Franklin commented that, “In Steve we have found a leader who has the right mix of vision and strategy, as well as a strong background in operational execution, which will allow Rosetta Stone to pursue its growth plans.  Furthermore, we have a leader who understands the importance of balancing long-term growth and future value creation, with the need for shorter-term returns and profitability.  After an extensive search process, we are very confident that Steve has the strategic vision and executional excellence to lead Rosetta Stone.”

Mr. Swad said, “I couldn’t be more excited to embrace and lead the opportunity that we have here at Rosetta Stone.  The company is a leader in its space, has tremendous brand awareness, world-class technology, and an employee base that is dedicated and passionate about teaching languages to the world.  Given my existing tenure with Rosetta Stone, I am intimately familiar with both the opportunities and challenges that the company faces.  I believe that we will successfully tackle these challenges and seize opportunities by delivering products and services that customers want, tapping into our great brand, and building a company that employees will be excited to be a part of, all while delivering long-term value to our shareholders and partners.”

Continuing, Mr. Swad said, “As the market for language learning and technology-based education expands, particularly internationally, I feel strongly that Rosetta Stone has the assets not only to grow with the market, but to be the leader in the space.  I believe that we can leverage our strong brand equity, technology, and infrastructure to increase our market presence and share, expand internationally, and drive top line revenues, while striking a balance of growth with bottom-line profitability.”

In addressing the announcement, Tom P.H. Adams, board member and outgoing CEO, said, “I am excited about Steve taking on the CEO role for Rosetta Stone.  It is thrilling to see all the progress being made, especially the significant advances across marketing, products, and the rest of the business over the past six months. I want to express my deep appreciation to all our dedicated and passionate employees.  I believe the company has a bright future in the years ahead under the leadership of Steve.  He will drive to ensure the success of Rosetta Stone.”

The Board noted that Mr. Swad’s existing knowledge of, and experience with, Rosetta Stone will enable the company to continue to innovate, focus on English in the global market, grow institutional business, and transition its products to online platforms and offerings without sacrificing timing and momentum.

This continuity will be important as the company looks to become more open to pursuing partnerships, joint ventures, and select acquisitions to grow and enhance its product portfolio and market presence.

Prior to joining Rosetta Stone, Mr. Swad was chief financial officer at Comverse Technology.Before joining Comverse Technology, he was chief financial officer for both Fannie Mae and AOLand held various senior financial and operational management positions with Time Warner and its subsidiaries.  Mr. Swad’s professional experience includes transforming business models, driving the launch of new businesses, identifying and investing in strategic priorities, overseeing and expanding international operations, and acquiring strategic assets.  He was also a partner at KPMG and served as deputy chief accountant at the SEC.  Mr. Swad holds a Bachelors of Business Administration from the University of Michigan.

In conjunction with today’s appointment of Mr. Swad as CEO, the Board appointed Tom P.H. Adams as non-executive Chairman of the Board, replacing outgoing Chairman, Laurence Franklin, as previously announced.  Mr. Adams led the company and its predecessor since 2001, overseeing the introduction of the Rosetta Stone brand and building it into a household name.  In his tenure, he grew the company’s revenues from $10MM to over $250MM, oversaw its IPO in 2009, as well as the introduction ofnew products and services, and expansion into international markets in Europe, Asia and South America.  In addition, the Board appointed Patrick W. Gross to the newly-established position of Lead Director on the Board and Mr. Swad to fill a newly-created director position on the Board.

The Board also announced that the company will begin the search process to find a new chief financial officer to replace Mr. Swad immediately.

About Rosetta Stone Inc.

Rosetta Stone Inc. provides interactive solutions and cutting-edge technology that is changing the way the world learns languages. Rosetta Stone’s proprietary learning techniques are acclaimed for the power to unlock the natural language-learning ability in everyone. The company offers 30 languages, from the most commonly spoken, like English, Mandarin and Spanish, to the less widely used, like Swahili and Tagalog.  Rosetta Stone solutions are used by schools, businesses, global organizations, and millions of individuals in more than 150 countries throughout the world. The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age. The company is based in Arlington, VA. For more information, visit RosettaStone.com.

“Rosetta Stone” is a registered trademark of Rosetta Stone Ltd.

SOURCE: Rosetta Stone Inc.

Investor Contact:
Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876

Media Contact:

Kristen Ingraham

kristen@finnpartners.com

212-593-5801